Exhibit 10.8

Transition Services Agreement

between

PayEase Corp.

and

Loyalty Alliance Enterprise Corporation

February 1, 2010

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of February 1, 2010 and effective as of the Separation Date (as defined in the Separation Agreement), between PayEase Corp., a Delaware corporation (“PayEase”), and Loyalty Alliance Enterprise Corporation, a Cayman Islands company (“Loyalty Alliance”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, PayEase and Loyalty Alliance entered into a Master Separation Agreement dated January 21, 2010, as may be amended from time to time (the “Separation Agreement”) and is entering into other Ancillary Agreements to delineate and clarify their relationship and further separate the businesses conducted by PayEase and Loyalty Alliance (the “Separation”).

WHEREAS, in connection with the Separation, the parties desire to set forth certain agreements regarding transition services between the parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

1.1 Additional Services. “Additional Services” has the meaning set forth in Section 2.2(a) hereof.

1.2 Agreement. “Agreement” has the meaning set forth in the preamble.

1.3 Ancillary Agreements. “Ancillary Agreements” means the other agreements contemplated to be entered into by the parties in the Separation Agreement or are actually entered into which are related to the separation of the businesses of Loyalty Alliance from PayEase, as such agreements may be amended from time to time.

1.4 Cost. “Cost” means all direct and indirect costs to PayEase to perform a Service under this Agreement, including, but not limited to, (1) all wages, salaries and fees of all personnel used to perform the Service; (2) all payroll charges for such personnel, such as unemployment and social security taxes, workers’ compensation, health, accident and group insurance, and other so-called fringe benefits; (3) all costs of plant and office space, materials and supplies used to perform the Services; (4) insurance costs incurred in connection with the Services; (5) the cost of equipment, software or hardware used in the performance of the Services; (6) the depreciation of any equipment or capital assets used in the performance of the Services; (7) legal, accounting or other professional fees incurred in the ordinary course of business; (8) a portion of PayEase’s costs with respect to utilities, occupancy, supervisory and clerical compensation and the other overhead burden of the department delivering the Service, which may include an allocation of costs incurred by supporting departments and other applicable general and administrative expenses to the extent reasonably allocable to the delivery of the Service and (9) all other direct and indirect expenses, which PayEase in its reasonable business judgment, deems appropriate or necessary for the performance of the requested Service.

1.5 Expiration Date. “Expiration Date” has the meaning set forth in the Section 3.1 hereof.

1.6 Impracticability. “Impracticability” has the meaning set forth in Section 2.4 hereof.

1.7 Master Transition Service Schedule. “Master Transition Service Schedule” has the meaning set forth in Section 2.1 hereof.

1.8 Separation Agreement. “Separation Agreement” has the meaning set forth in the Recitals hereof.

1.9 Separation Date. “Separation Date” has the meaning set forth in the Separation Agreement.

1.10 Subcontractor. “Subcontractor” means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

ARTICLE II

SERVICES

2.1 Services Generally; Master Transition Service Schedule. This Agreement governs the provision of transitional services by PayEase or a member of the PayEase Group (as defined in the Separation Agreement) to, and as requested by, Loyalty Alliance or a member of the Loyalty Alliance Group (as defined in the Separation Agreement). Each service shall be provided pursuant to, and governed by, this Agreement (as defined below) and as described in further detail in the schedule of services that is attached hereto as Exhibit A and incorporated herein by reference (“Master Transition Service Schedule”). Each of the services described in the Master Transition Service Schedule shall be referred to herein as a “Service,” and collectively (including Additional Services) as “Services.”

2.2 Additional Services.

(a) From time to time during the term of this Agreement, the parties may identify additional services that one party or a member of the party’s group shall provide to the other party or member of the party’s group in accordance with the terms of this Agreement (the “Additional Services”), and in such case, the parties shall modify the Master Transition Service Schedule to provide for such Additional Services.

(b) Except as provided in the next sentence, PayEase shall be obligated to perform, at a charge to be mutually agreed upon by the parties and subject to Section 4.1, any Additional Service that: (i) was provided by PayEase or a member of the PayEase Group immediately prior to the Separation Date and that Loyalty Alliance and PayEase agree was inadvertently or unintentionally omitted from the Master Transition Service Schedule, or (ii) is useful to effectuate an orderly transition under the Separation Agreement. Notwithstanding the foregoing, if PayEase reasonably believes that the performance of Additional Services set forth in subparagraphs (i) or (ii) would significantly disrupt its operations or materially increase the scope of its responsibilities under this Agreement, PayEase and Loyalty Alliance shall negotiate in good faith to establish terms under which PayEase or a member of the PayEase Group would provide such Additional Services, but PayEase shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

2.3 Service Boundaries. Except as otherwise provided:

(a) PayEase shall be obligated to provide the Services only to the extent and only at the locations that such Services were provided by PayEase to Loyalty Alliance immediately prior to the Separation Date and at any shared facility identified the Multisite License between the parties dated of even date herewith, as may be amended from time to time;

(b) PayEase shall be obligated to provide the Services only to the extent necessary or useful to permit Loyalty Alliance to conduct the business of Loyalty Alliance or a member of the Loyalty Alliance Group substantially in the manner it was conducted prior to the Separation Date;

(c) PayEase shall not be obligated to hire any additional employees or to maintain the employment of any specific employee or any specific number of employees in connection with this Agreement;

(d) PayEase shall not be obligated to purchase, lease or license any additional equipment, software or other asset or to maintain any existing lease, license or other contract;

(e) PayEase shall not be obligated to pay any costs related to the transfer or conversion of Loyalty Alliance’s data to PayEase or any alternate supplier of Services;

(f) PayEase shall not be obligated to perform any Service it believes in good faith results or could result in a conflict of interest between the parties or a breach of contract or other obligation owed to a third party by PayEase; and

(g) PayEase shall not be obligated to perform any Service it believes would significantly disrupt its operations or materially increase the scope of its responsibilities under this Agreement.

2.4 Impracticability. PayEase shall not be obligated to provide any Service to the extent the performance of such Service becomes or would become impracticable as a result of a cause or causes outside the control of PayEase (including but not limited to a Force Majeure (as defined in Section 7.10) or unfeasible technological requirements), or to the extent the performance of such Services would require PayEase or Loyalty Alliance to violate, or result in PayEase’s or Loyalty Alliance’s violation of, any applicable laws, rules or regulations or would result in PayEase’s or Loyalty Alliance’s breach of any applicable contract or a real or potential conflict of interest between the parties hereto (any such reason not to provide Services as a result of this section shall be referred herein to as by reason of “Impracticability”).

ARTICLE III TERM;

TERMINATION

3.1 Term. The term of this Agreement shall commence on the Separation Date and shall remain in effect for three (3) years (the “Expiration Date”), unless earlier terminated pursuant to this Article III. During the 90 day period prior to the Expiration Date, at the reasonable request of Loyalty Alliance, PayEase will use commercially reasonable efforts to make the PayEase personnel who performed services hereunder available for the purpose of training Loyalty Alliance personnel who will, following the Expiration Date, perform such services for Loyalty Alliance; provided, that Loyalty Alliance shall pay PayEase charges determined in accordance with the Master Transition Service Schedule and Section 4.1 hereof for such training. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services. The parties may agree on an earlier expiration date respecting a Service by specifying such date on the Master Transition Service Schedule for that Service.

3.2 Termination. Loyalty Alliance may terminate this Agreement, either with respect to all or with respect to any one or more of the Services, for any reason or for no reason, at any time upon thirty (30) days prior written notice to PayEase. In addition, either party may terminate this Agreement, in whole or with respect to a specific Service, if the other party breaches a material provision and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given notice of the breach. In addition, either party may terminate or suspend this Agreement immediately and without liability if the other party (a) files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors; (b) a proceeding is instituted against the other party under any provision of any bankruptcy laws which is not dismissed within ninety (90) days; (c) the other party is adjudged bankrupt; (d) a court assumes jurisdiction of all or a substantial portion of the assets of the other party under a reorganization law; (e) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party; (f) the other party becomes insolvent or ceases or suspends all or substantially all of its business; or (g) the other party makes an assignment of the majority of its assets for the benefit of creditors.

Termination under this Section 3.2 shall not relieve Loyalty Alliance of its obligation to pay in full any charges for Services that have been incurred up to the date of termination of this Agreement.

3.3 Survival. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

ARTICLE IV

COMPENSATION

4.1 Charges for Services.

(a) Loyalty Alliance shall pay PayEase the charges, if any, set forth on the Master Transition Service Schedule for each of the Services listed therein, as adjusted from time to time in accordance with the processes and procedures established under Section 4.4 hereof. However, if the term of this Agreement is extended beyond the Expiration Date with respect to any Service or if there is any material change in the fundamental assumptions used by the Parties in originally determining the costs to be charged, Loyalty Alliance shall pay PayEase adjusted charges that are determined in a manner consistent with such changed assumptions. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on the Master Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on the Master Transition Service Schedule shall not relieve Loyalty Alliance of its obligation to pay PayEase or justify stopping the provision of, or payment for, Services under this Agreement.

No fixed assets will be transferred from PayEase or PayEase Hong Kong Limited to Loyalty Alliance. PayEase will invoice Loyalty Alliance monthly for the depreciation on those assets that are Loyalty Alliance related.

Rent and utilities paid by PayEase or PayEase Hong Kong Limited will be invoiced to Loyalty Alliance on a monthly basis for their share of usage.

4.2 Payment Terms. PayEase shall bill Loyalty Alliance quarterly for all charges incurred under this Agreement during the immediately preceding quarter. Loyalty Alliance shall pay such charges within fifteen (15) days after receipt of an invoice therefor. Late payments shall bear interest at 5% per year.

4.3 Performance Under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, Loyalty Alliance shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement, and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

4.4 Pricing Adjustments.

(a) The parties shall agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the transfer of employees and functions between parties, the discovery of errors or omissions in charges and the true-up of amounts owed to either party.

(b) In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arms-length payment, then the parties may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arms-length pricing. Any adjustment made pursuant to this Section 4.4 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties’ legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 4.2.

4.5 Capital Contributions. PayEase has made an initial capital contribution to Loyalty Alliance HK (SZ) Limited of approximately $1.0 million USD, and this amount will not require repayment as it was considered a capital contribution. PayEase has made an initial cash capital contribution to Loyalty Alliance of $7,333,331, and this amount will not require repayment as it was considered a capital contribution.

ARTICLE V

GENERAL OBLIGATIONS; STANDARD OF CARE

5.1 PayEase Performance Metrics. Subject to Section 2.3 and Section 2.4 and any other terms and conditions of this Agreement, PayEase shall maintain sufficient resources to perform its obligations hereunder. PayEase will comply with the same specific performance metrics for a Service that it uses for its own operations regarding services that are comparable to each Service. Where PayEase does not use similar services for its own operations, PayEase shall use commercially reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect immediately prior to the Separation Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

5.2 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that PayEase, in its sole discretion, may make changes from time to time in the manner of performing the Services. PayEase will use its reasonable best efforts to promptly notify Loyalty Alliance of any material changes in the manner of performing the Services.

5.3 Responsibility for Errors; Delays. PayEase’s sole responsibility to Loyalty Alliance for errors or omissions committed by PayEase in performing the Services shall be to correct such errors or omissions in the Services; provided, however, that Loyalty Alliance must promptly advise PayEase of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 5.1.

5.4 Good Faith Cooperation; Consents. The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third-party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third-party software needed for the performance of Services). The costs of obtaining such third-party consents, licenses, sublicenses or approvals shall be borne by Loyalty Alliance. Each party shall maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations performed to determine the charges for the Services set forth in the Master Transition Service Schedule and cooperate with the other party in making such information available as needed.

5.5 Alternatives. If PayEase reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is agreed upon by the parties or the problem is otherwise resolved to the satisfaction of the parties, PayEase shall use reasonable efforts, subject to Section 2.3 and Section 2.4, to continue providing the Service. Loyalty Alliance shall be solely responsible for the cost of any agreed upon alternative approach.

5.6 Confidentiality. For the avoidance of doubt, the provisions of the Master Confidentiality Agreement dated of even date herewith shall govern the confidentiality restrictions applicable to information that is subject to this Agreement.

5.7 Relationship Between the Parties. The relationship between the parties established under this Agreement is that of independent contractors, and neither party is an employee, agent, partner, or joint venturer of or with the other. Nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other. All financial and other obligations associated with Loyalty Alliance’s business are the sole responsibility of Loyalty Alliance.

PayEase shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting PayEase’s personnel’s performance of Services under this Agreement. Loyalty Alliance agrees to grant PayEase personnel access to sites, systems, employees and information (subject to the provisions of confidentiality in Section 5.6 hereof) as necessary for PayEase to perform its obligations hereunder. PayEase shall use all commercially reasonable efforts to cause its personnel to obey any and all security regulations and other published policies of Loyalty Alliance.

5.8 Subcontractor. PayEase may engage a Subcontractor to perform all or any portion of PayEase’s duties under this Agreement; provided, however, that any such Subcontractor is bound by a written agreement containing confidentiality obligations no less restrictive than those set forth in Section 5.6; and provided further, that PayEase remains responsible for the performance of such Subcontractor. The cost of any Subcontractor engaged by PayEase shall be the sole responsibility of Loyalty Alliance. PayEase shall notify Loyalty Alliance if the costs incurred for the engagement of any Subcontractor are expected to exceed $25,000 in any calendar year.

ARTICLE VI

INDEMNIFICATION, WARRANTY AND LIMITATION OF LIABILITY

6.1 Indemnification. Loyalty Alliance shall indemnify and hold harmless PayEase, its successors and Affiliates, and their respective officers, directors, employees, and agents from and against all claims, liabilities, obligations, suits, causes of action, or expenses (including reasonable attorney’s fees) (collectively “Claims”) resulting, directly or indirectly, from or in connection with any act or omission of PayEase done at the direction of Loyalty Alliance; Loyalty Alliance’s use, interpretation or communication of advice, results or information provided to Loyalty Alliance by PayEase; any failure by Loyalty Alliance to comply with applicable law with respect to any Service provided by PayEase; or any act or omission of Loyalty Alliance in connection with the Services. Disputes, controversies and claims hereunder shall be subject to the terms of Section 3.3 of the Separation Agreement and, as applicable, Section 1.5, Section 1.6 and Article II of the Indemnification and Insurance Matters Agreement of even date herewith.

6.2 Disclaimer of Warranties. PAYEASE MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, INCLUDING ANY ADVICE, INFORMATION OR RESULTS PROVIDED IN CONNECTION THEREWITH, OR OTHER DELIVERABLES PROVIDED BY PAYEASE OR ITS PERSONNEL HEREUNDER. ALL SERVICES, INCLUDING ANY ADVICE, INFORMATION OR RESULTS PROVIDED IN CONNECTION THEREWITH, OR ANY OTHER DELIVERABLE PROVIDED BY PAYEASE OR ITS PERSONNEL ARE PROVIDED “AS-IS”, SUBJECT TO OBLIGATIONS SET FORTH IN THIS AGREEMENT, AND PAYEASE MAKES NO WARRANTY AS TO THEIR ACCURACY, APPLICABILITY OR COMPLETENESS.

6.3 Limitation of Liability. IN NO EVENT SHALL PAYEASE BE LIABLE TO LOYALTY ALLIANCE FOR ANY ACTUAL, DIRECT, SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR PAYEASE’S PERFORMANCE OF THE SERVICES, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

ARTICLE VII

MISCELLANEOUS

7.1 Entire Agreement. This Agreement, the Separation Agreement and the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

7.2 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over any claims of the parties that are permitted to be brought in a court of law pursuant to Section 3.3 of the Separation Agreement.

7.3 Notices. Any notice or communication given under the terms of this Agreement shall be in writing and shall be delivered in person, sent by any public or private express delivery service, signature required, or deposited with the United States Postal Service or equivalent local or successor agency, certified or registered mail, return receipt requested, postage pre-paid, addressed as set forth below, or at such other address as a party may from time to time designate by notice under this Article VII. Notice given by personal delivery or by public or private express delivery service shall be effective upon delivery, notice sent by mail shall be deemed to have occurred upon deposit of the notice in the United States mail. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by PayEase may be given by the legal counsel and/or the authorized agent of PayEase.

If to Loyalty Alliance:	Loyalty Alliance Enterprise Corporation
2332-A Walsh Ave.
Santa Clara, CA 95051
Attention: General Counsel
Fax: (408) 567-9370

If to PayEase:	PayEase Corp.
2332-A Walsh Ave.
Santa Clara, CA 95051
Attention: General Counsel
Fax: (408) 567-9370

7.4 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

7.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

7.6 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

7.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.8 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

7.9 Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation.”

7.10 Force Majeure. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Loyalty Alliance to make certain payments to PayEase pursuant to Article IV hereof for Services rendered, if such failure or delay is caused by any act of God or public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event (“Force Majeure”).

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Transition Services Agreement effective as of the date first set forth above.

PAYEASE CORP.		LOYALTY ALLIANCE ENTERPRISE CORPORATION

By:	/s/ Abraham Jou	By:	/s/ Deborah Wang

Name:	Abraham Jou	Name:	Deborah Wang

Title:	Chairman	Title:	Secretary/Director

EXHIBIT A

MASTER TRANSITION SERVICE SCHEDULE

Financial Services

PayEase shall provide the following financial and corporate accounting services (“Financial Services”) as requested by Loyalty Alliance on the following terms and conditions:

1.	Tax, Treasury and Corporate Finance & Accounting Services: Loyalty Alliance shall have access to, be permitted to consult with and request services from PayEase personnel in each of the PayEase Tax, Treasury, Corporate Finance and Accounting functions. PayEase makes no guarantee of the availability of such personnel or the response time for requests made of such personnel. Such personnel shall have the ability to prioritize any Loyalty Alliance request in light of their current workload. Such personnel shall have complete discretion to decline at any time any Loyalty Alliance request that results, or may result, in a professional, ethical or personal conflict of interest.

3.	Stock Option Administration. At no time shall PayEase be responsible for or provide services related to the administration of Loyalty Alliance’s stock option programs, except that PayEase will process any PayEase stock option grants held by Loyalty Alliance employees as of the Separation Date.

4.	Charge: Each employee of PayEase will have an employment contract. Loyalty Alliance will be charged monthly for Financial Services used in the preceding month. The charge to Loyalty Alliance for Financial Services will be an allocation of each Department’s Costs which will be based on Loyalty Alliance’s level of usage, which shall be reviewed with Loyalty Alliance for adjustment quarterly, plus any identifiable incremental costs (e.g., cost of Subcontractor that is engaged specifically for a Loyalty Alliance project).

IT Services

PayEase shall provide the following Information Technology Services (“IT Services”) as requested by Loyalty Alliance on the following terms and conditions:

1.	Initial Set-up Consultation: Loyalty Alliance shall have reasonable access to PayEase’s Information Technology personnel (“IT Personnel”) who can assist Loyalty Alliance in identifying the requirements to set-up those PayEase Information Technology programs and services to be mutually agreed upon by the parties as soon as reasonably practicable following the Separation Date (“PE IT Programs”) for Loyalty Alliance’s independent use.

2.	Security: PayEase shall be under no obligation to provide access to the PE IT Programs if they cannot be provided on a secure basis (which shall be determined in PayEase’s sole discretion), such that Loyalty Alliance shall not have access to PayEase databases or other internal information, or if PayEase is not permitted by contract to provide such PE IT Programs to Loyalty Alliance.

3.	PE IT Programs: In the event the PE IT Programs can be adapted for Loyalty Alliance’s independent, secure use and Loyalty Alliance and PayEase have agreed on the charge Loyalty Alliance will pay PayEase to set-up and maintain Loyalty Alliance’s use of the PE IT Programs, PayEase shall make such PE IT Programs available to Loyalty Alliance along with access to any IT personnel required to maintain such programs.

4.	Personnel: Loyalty Alliance shall have access to, be permitted to consult with and request services from IT Personnel. PayEase makes no guarantee of the availability of such IT personnel or the response time for requests made to such personnel. IT personnel shall have the ability to prioritize any Loyalty Alliance request in light of their current workload.

5.	Reliability: PayEase shall not be liable for any damages to Loyalty Alliance for any downtime, planned or not, or any other interruption of any IT Service provided to Loyalty Alliance.

6.	Charge: Each employee of PayEase will have an employment contract. Loyalty Alliance shall be solely responsible for any and all costs or expenses required to set-up or maintain the PE IT Programs for Loyalty Alliance’s use. IT Services shall be charged on a per project basis. Accordingly, Loyalty Alliance shall, in advance of any work being initiated by IT personnel, negotiate with the appropriate PayEase representative, to be identified by PayEase’s General Counsel or other authorized person, the charge for any requested IT Service. The charges owed by LOYALTY ALLIANCE to PayEase will be invoiced monthly from PayEase to LOYALTY ALLIANCE.

HR Services

PayEase shall provide the following human resources services (“HR Services”) as requested by Loyalty Alliance on the following terms and conditions:

1.	Personnel: Loyalty Alliance shall have access to, be permitted to consult with and request services from PayEase human resources and payroll personnel (“HR Personnel”). Loyalty Alliance shall also have access to HR resources it currently utilizes. PayEase makes no guarantee of the availability of HR Personnel or the response time for requests made to HR Personnel. HR Personnel shall have the ability to prioritize any Loyalty Alliance request in light of their current workload. HR Personnel shall have complete discretion to decline at any time any Loyalty Alliance request that results, or may result, in a professional, ethical or personal conflict of interest.

2.	Payroll Services: PayEase shall perform payroll services, including, but not limited to, paycheck/bonus processing, W-2 administration, tax withholding and filings and the like, upon request of Loyalty Alliance. Loyalty Alliance shall be permitted to access, consult with and make requests for assistance from PayEase Payroll personnel. PayEase makes no guarantee of the availability of such personnel or the response time for requests made to such personnel. Such personnel shall have the ability to prioritize any Loyalty Alliance request in light of their current workload.

3.	Employee Communication: Unless specifically directed by Loyalty Alliance, PayEase shall not be responsible for communicating any information to Loyalty Alliance employees or ensuring the accuracy of any communication made by Loyalty Alliance to its employees. PayEase shall under no circumstance be responsible for any commitment or Service promised to Loyalty Alliance employees by Loyalty Alliance.

4.	Transition Services: Loyalty Alliance may consult with and request assistance from HR Personnel in connection with Loyalty Alliance’s efforts to establish its own health and welfare benefit plans.

(a) Transition Services Charge: Loyalty Alliance shall be solely responsible for any and all costs or expenses required to set-up its own health and welfare plans. To the extent that HR Personnel are asked to assist in the process, Loyalty Alliance shall, in advance of any work being initiated by HR personnel, negotiate with the appropriate PayEase representative, to be identified by PayEase’s General Counsel, the charge for such a project.

5.	Significant Projects: Loyalty Alliance may from time to time request assistance from HR Personnel for a long-term, significant or complex HR project or initiative, the scope of which is beyond the day-to-day HR Services currently used by Loyalty Alliance (“Significant HR Project”). HR Personnel shall have the discretion to accept or reject such projects.

(a) Significant Project Charge: In the event HR Personnel accept a Significant HR Project, Loyalty Alliance shall negotiate, in advance of any work being initiated by HR Personnel, the charge for such Significant HR Project.

6.	Charge: Each employee of PayEase will have an employment contract. Except where specifically addressed above, Loyalty Alliance will be charged monthly for HR Services used in the preceding month. The charge to Loyalty Alliance for HR Services performed by PayEase will be an allocation of the HR Department’s Costs based on Loyalty Alliance’s level of usage, which shall be reviewed for adjustment monthly, plus any identifiable incremental costs (e.g., cost of Subcontractor that is engaged specifically for a Loyalty Alliance project).

Legal Services

PayEase shall provide the following “Legal Services” as requested by Loyalty Alliance on the following terms and conditions:

1.	Personnel: Loyalty Alliance shall be permitted to access, consult with and make requests for assistance from PayEase Legal Department personnel. PayEase makes no guarantee of the availability of such personnel or the response time for requests made to such personnel. Such personnel shall have the ability to prioritize any Loyalty Alliance request in light of their current workload.

2.	Conflict of Interest: PayEase’s Legal Department shall have complete discretion to decline at any time any Loyalty Alliance request that results, or may result, in a professional, ethical or personal conflict of interest. Under no circumstance will the Legal Department be under any obligation to respond to or accept a Loyalty Alliance request for Services that results, or could result, in a real or potential conflict of interest between the Legal Department’s representation of PayEase and Loyalty Alliance.

3.	Charge: Each employee of PayEase will have an employment contract. Loyalty Alliance will be allocated a portion of the PayEase Legal Department’s Costs based on Loyalty Alliance’s percentage of use of the Legal Department’s overall time in any given calendar month. Loyalty Alliance shall also be solely responsible for any external legal or other professional fees incurred in connection with the Legal Department’s delivery of Legal Services to Loyalty Alliance. PayEase will invoice Loyalty Alliance monthly for legal services incurred in the preceding month.